UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2010

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32938	98-0481737
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 6, 2010, Allied World Assurance Company Holdings, Ltd entered into a repurchase agreement with certain GS Capital Partners and other investment funds, which are affiliates of The Goldman Sachs Group, Inc. and founding shareholders of Allied World, pursuant to which Allied World repurchased $250 million of its common shares held by such affiliates. Allied World has repurchased five million common shares at $50 per share, representing approximately a 0.5% discount to the company’s closing stock price of $50.23 on August 6, 2010. The repurchase represents approximately 9.4% of the diluted common shares outstanding as of June 30, 2010. Following the repurchase, these affiliates of The Goldman Sachs Group, Inc. hold approximately 3.16 million non-voting shares of Allied World, or approximately 7.2% of the company’s total common shares issued and outstanding. The repurchase has been executed separately from the company’s $500 million share repurchase program that was authorized by its Board of Directors in May 2010. This transaction was funded using available cash on hand.
     The repurchase agreement and the related press release are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by reference. The description of the repurchase agreement contained herein is qualified in its entirety by reference to the repurchase agreement filed herewith.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit
Number	Description
10.1	Repurchase Agreement, dated as of August 6, 2010, by and among Allied World Assurance Company Holdings, Ltd and certain affiliates of The Goldman Sachs Group, Inc. named therein.

99.1	Press release, dated August 8, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
Dated: August 9, 2010	By:	/s/ Wesley D. Dupont
		Name:	Wesley D. Dupont
		Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Repurchase Agreement, dated as of August 6, 2010, by and among Allied World Assurance Company Holdings, Ltd and certain affiliates of The Goldman Sachs Group, Inc. named therein.

99.1	Press release, dated August 8, 2010.